ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated January 30, 2026
Trigger PLUS Based on the Value of the S&P 500® Index due March 3, 2032
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
This document provides a summary of the terms of the Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Trigger PLUS, the accompanying product supplement, the underlier supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Trigger PLUS do not guarantee any return of principal at maturity and you could lose a significant portion or all of your investment. The Trigger PLUS are senior debt securities issued by The Toronto-Dominion Bank (“TD”), and all payments on the Trigger PLUS are subject to the credit risk of TD. As used in this document, “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series H
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS
Minimum investment:	$1,000.00 (1 Trigger PLUS)
Coupon:	None
Pricing date:	February 13, 2026
Original issue date:	February 19, 2026 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	February 27, 2032, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	March 3, 2032, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Trigger PLUS:
◾      If the final index value is greater than the initial index value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
◾      If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level:
$1,000.00
◾      If the final index value is less than the trigger level:
$1,000.00 + ($1,000.00 × underlying return)
If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the Trigger PLUS.

Underlying return:	(final index value – initial index value) / initial index value
Leverage factor:	127.10%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Maximum gain:	75.00%
Maximum payment at maturity:	$1,750.00 per Trigger PLUS (175.00% of the stated principal amount)
Trigger level:	85% of the initial index value
Initial index value:	The index closing value of the underlying index on the pricing date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Final index value:	The index closing value of the underlying index on the valuation date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
CUSIP/ISIN:	89115LF94 / US89115LF949
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$35.00 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $915.00 and $950.00 per Trigger PLUS. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/947263/000114036126002834/ef20064116_424b2.htm
HYPOTHETICAL PAYOUT
The below figures are based on the leverage factor of 127.10% and maximum gain of 75.00% and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement).

The Underlying Index
The Trigger PLUS
Leveraged Upside Payment
Maximum Payment At Maturity
Full Downside Exposure Below Trigger Level
$2,000.000
$1,750.000
$1,500.000
$1,000.000
$500.000
$0.000
-100.000%
-50.000%
-15.000%
0.000%
50.000%
59.0087%
100.000%
Payment at Maturity on the Trigger PLUS
Underlying Return on the Underlying Index

Hypothetical Payment at Maturity
Change in Underlying Index	Payment at Maturity
+100.0000%	$1,750.00
+90.0000%	$1,750.00
+70.0000%	$1,750.00
+59.0087%	$1,750.00
+45.0000%	$1,571.95
+30.0000%	$1,381.30
+15.0000%	$1,190.65
0.0000%	$1,000.00
-5.0000%	$1,000.00
-10.0000%	$1,000.00
-15.0000%	$1,000.00
-20.0000%	$800.00
-50.0000%	$500.00
-75.0000%	$250.00
-100.0000%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the Trigger PLUS above and links to the accompanying product supplement, underlier supplement and prospectus for the Trigger PLUS under “Additional Information About TD and the Trigger PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Trigger PLUS.
The issuer has filed a registration statement (including a prospectus as supplemented by an underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement, product supplement and underlier supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234. Our Central Index Key, or CIK, on the SEC website is 0000947263.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	Risk of significant loss at maturity; you may lose up to your entire investment.
▪	The stated payout from the issuer applies only at maturity.
▪	Your potential return on the Trigger PLUS is limited to the maximum gain.
▪	You will not receive any interest payments.
▪	The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date.
▪	Owning the Trigger PLUS is not the same as owning the index constituent stocks.
Risks Relating to Characteristics of the Underlying Index
▪	An investment in the Trigger PLUS involves market risk associated with the underlying index.
▪	There can be no assurance that the investment view implicit in the Trigger PLUS will be successful.
▪	The underlying index reflects price return, not total return.
▪	Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Trigger PLUS.
▪	There is no affiliation between the index sponsor and TD, and TD is not responsible for any disclosure by such index sponsor.
Risks Relating to Estimated Value and Liquidity
▪	The estimated value of your Trigger PLUS is expected to be less than the public offering price of your Trigger PLUS.
▪	The estimated value of your Trigger PLUS is based on our internal funding rate.
▪	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
▪
The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your Trigger PLUS and may be less than the estimated value of your Trigger PLUS.

▪	The temporary price at which the agent may initially buy the Trigger PLUS in the secondary market may not be indicative of future prices of your Trigger PLUS.
▪	The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices.
▪	There may not be an active trading market for the Trigger PLUS — sales in the secondary market may result in significant losses.
▪	If the value of the underlying index changes, the market value of your Trigger PLUS may not change in the same manner.
Risks Relating to General Credit Characteristics
▪	Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS.
Risks Relating to Hedging Activities and Conflicts of Interest
▪	There are potential conflicts of interest between you and the calculation agent.
▪	The valuation date, and therefore the maturity date, are subject to market disruption events and postponements.
▪	Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the Trigger PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪	Significant aspects of the tax treatment of the Trigger PLUS are uncertain.
Underlying Index
For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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